Exhibit 20.1


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                                                   Contacts:
                                                   Alfred R. Camner
                                                   Chief Executive Officer
              NEWS RELEASE
                                                   James A. Dougherty
               BANKUNITED                          Chief Operating Officer

     Nasdaq National Market:  BKUNA                Samuel Milne
                                                   Chief Financial Officer

                                                   Phone (305) 569-2000
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             BankUnited Financial Corporation * 255 Alhambra Circle
                          * Coral Gables, Florida 33134
               BankUnited, FSB * Private and Relationship Banking
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FOR IMMEDIATE RELEASE
January 26, 1998

             BANKUNITED COMPLETES CONSUMERS SAVINGS BANK ACQUISITION

CORAL GABLES, FL -- BankUnited Financial Corporation today announced the completion of the acquisition of Coral Gables-based Consumers Savings Bancorp, parent company of Consumers Savings Bank.

The deal, worth approximately $13 million in cash and stock, boosted BankUnited's assets by $101 million. Consumers' $84 million in deposits added to BankUnited's presence in South Florida especially in South Miami-Dade County near The Falls Shopping Mall.

Alfred R. Camner, Chairman and Chief Executive Officer of BankUnited, stated, "This acquisition follows our corporate goal of building a significant banking franchise based in South Florida. Additionally, it allowed us to increase our market presence and add a highly visible office in South Miami-Dade to our growing branch network."

"Now that the acquisition is complete, Consumers' customers will see little difference in the day-to-day operations of the bank. They will notice the excellent customer service and expanded access to branch offices that BankUnited brings to the banking relationship," he added.

BankUnited, FSB, is the principal subsidiary of BankUnited Financial Corporation and is the fastest growing savings bank in America as reported in the publication, American Banker. BankUnited, a federal savings bank, had assets of $3.0 billion as of December 31, 1997. It operates 18 banking offices throughout Miami-Dade, Broward and Palm Beach Counties. In December, 1997, the Company agreed to acquire Central Bank, a $96 million bank, in a transaction that is anticipated to close in the second quarter of fiscal 1998.

BankUnited Financial Corporation is traded on the Nasdaq National Market., Its common stock trades under the symbol BKUNA. Preferred stocks trade under the symbols BKUNO, BKUNP and BKUNZ.

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/CONTACT:         BANKUNITED, (305) 569-2000, ALFRED R. CAMNER, CHAIRMAN, AND SAMUEL MILNE, CFO
                  Distributed by:   Boardroom Communications, Inc., Plantation, FL
                                    Ph:  (305) 321-6334
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